Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2020

MELVILLE, N.Y., November 12, 2020 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and nine-month periods ended September 30, 2020. The Company is reporting net revenue of $12,406,000 and $37,276,000 for the three and nine-month periods ended September 30, 2020, compared to $14,776,000 and $43,896,000 for the same periods in 2019. The Company stated that there were several factors that negatively impacted its fiscal third quarter 2020 results, key among them were the ongoing global COVID-19 pandemic, continued weakness in the aerospace sector, and a greatly depressed oil and gas market. As such, for the three and nine-month periods ended September 30, 2020, the Company is reporting net losses before income taxes of $1,193,000 and $5,651,000, respectively, compared to net income before income taxes of $128,000 and $7,881,000, respectively, for the same periods a year ago. The Company noted it recorded a gain on the sale of real property of approximately $7,800,000 during the second quarter of 2019. The Company is reporting net loss after-taxes of $857,000 and $3,996,000, respectively, for the three and nine-month periods ended September 30, 2020, compared to net income after taxes of $136,000 and $5,798,000, respectively for the same periods in 2019.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “The decline in revenue this quarter, compared to the same period a year ago, was driven by the ongoing effects of the COVID-19 global pandemic, the downturn in global oil and gas exploration and production activity and weakness in the aerospace sector. Many of our lines of business continue to encounter year over year declines, which we believe are being driven primarily by the pandemic. Additionally, the Boeing Company’s decision to continue to severely limit all production of its 737 MAX aircraft, as well as reduced production of military and other commercial aircraft throughout the industry, is the primary factor for the decline in our aerospace revenue. These and other factors resulted in poor overhead absorption at our manufacturing facilities which, in turn, severely affected our overall gross margin.”

Mr. Horowitz continued, “On a more positive note, we are currently beginning to see modest signs of improvement. Our Retail and Automotive orders have begun to rebound and have increased significantly from the lows reached during the height of the pandemic. Overall, revenue company-wide was up approximately 8% in the third quarter of 2020 as compared to the second quarter of 2020. Further, third quarter 2020 losses before income taxes declined approximately $2,000,000 compared to the second quarter of 2020, although $1,600,000 of such decline in losses was due to a second quarter 2020 impairment charge which did not repeat in the third quarter. Our selling, general and administrative expenses declined $535,000 or 10.3% this quarter compared to the third quarter of 2019. Further, with respect to the gear businesses acquired in the fourth quarter of 2019, which have been combined with Hy-Tech’s Quality Gear line and are now collectively referred to as Power Transmission Group, or PTG, orders and sales have been relatively steady. Unfortunately, our legacy Quality Gear business has struggled as a significant portion of this product line has traditionally been sold to the oil and gas and mining industries. Despite that news, PTG revenue this quarter was $1,027,000, an increase of more than $700,000, compared to the same period in 2019. This is in spite of very limited ability to visit customers. We are therefore very optimistic that there are many additional opportunities for growth in our PTG product line, once customer visits are again permitted. Lastly, we are also very encouraged about the opportunities relating to a number of military and commercial aerospace projects that have been under development throughout the pandemic. Tool samples for these projects are ready for testing at potential customers in the United States and Europe. We expect product testing and evaluations to begin once potential customers are more fully staffed, which we hope will be sometime this year. However, very recent closures in certain European countries may once again delay these prospects.”

Mr. Horowitz concluded his remarks with, “While the COVID-19 global pandemic remains, and our results from operations will be challenged, we plan to continue to serve our customer’s needs, while also ensuring the health and safety of our employees. Product development continues across the Company’s businesses. In addition, we expect to further expand our Engineered Solutions business and PTG, through the pursuit of new applications, customers, and markets, both in the United States and Europe. We are confident that when this pandemic subsides, we will be well positioned to take advantage of the economic recovery. We remain focused on being a key provider and developer of power hand tools and accessories. Despite the recent losses, we believe we have access to ample capital under our credit facility, as we ride out the downturn caused by the pandemic. Further, as part of the business incentives offered in the Coronavirus Aid, Relief, and Economic Security Act, on April 20, 2020, we received a $2.9 million Payroll Protection Program (“PPP”) loan from the United States Small Business Administration, which we were able to use to help fund our payroll and other permitted business expenses. We plan to submit our application for forgiveness of the loan shortly. We believe we have met all criteria necessary to have most, if not all, of the PPP loan forgiven, however, this determination is subject to review by our PPP lender bank and the Small Business Administration.. Finally, I wish to thank and recognize the incredible work our employees have done to navigate through these unprecedented times.”

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The Company will be reporting the following:

OVERVIEW

Key factors or events impacting our third quarter 2020 results of operations were:

·	Ongoing negative impact of the COVID-19 pandemic on revenue and income;

·	Ongoing production slow-down by Boeing of its 737 MAX aircraft, as well as significant reductions in activity at other commercial and military manufacturing facilities;

·	Continued weakness in oil and gas exploration.

TRENDS AND UNCERTAINTIES

COVID-19 PANDEMIC

On March 11, 2020, the World Health Organization designated the recent novel coronavirus, or COVID-19, as a global pandemic. COVID-19 was first detected in Wuhan City, Hubei Province, China and continued to spread, significantly impacting various markets around the world, including the United States. Various policies and initiatives have been implemented to reduce the global transmission of COVID-19.

The impact of the COVID-19 virus on the global economy, particularly within the U.S., has had a material impact on our results during the three and nine-month periods ended September 30, 2020. In March 2020, nearly all of the United States, United Kingdom and much of Europe, had ordered non-essential businesses to stop physical operations and ordered its residents to remain home or “shelter-in-place”, in order to attempt to control the impact of this pandemic. While we are currently able to continue operations at all of our locations, the COVID-19 pandemic has, for most of the nine-month period ended September 30, 2020, significantly impacted orders and revenue. Further, we believe this pandemic could continue to negatively affect our businesses in the future. However, our manufacturing facilities are currently open. Staffing levels remain reduced at all of our locations across the country and in the United Kingdom as we continue to monitor the latest COVID-19 related public health and government guidance. We believe we have taken all reasonably practical measures to protect the safety of our employees and communities. For example, among other things, throughout the organization we have greatly limited international and domestic travel, taken a variety of steps to ensure social distancing in our facilities, including working remotely where available, and have increased our cleaning and sanitizing procedures in our facilities.

BOEING/AEROSPACE

The ongoing grounding by the Federal Aviation Administration of Boeing’s 737 MAX aircraft, and the dramatic reduction in staffing levels across all of Boeing’s facilities due to the COVID pandemic have greatly reduced production activity at Boeing. As long as the 737 MAX is grounded, it will likely continue to have an adverse effect on our revenue. In addition, production of military and other commercial aircraft throughout the industry has slowed as well due to the ongoing global COVID-19 pandemic. However, we believe when all other commercial and military production lines throughout the United States come back online, an increase in our revenue should follow.

TARIFFS

Based on arrangements with our overseas suppliers and The Home Depot (“THD”), which is our largest customer that is currently affected by the tariffs imposed since July 2018, we have been able to avoid much of the impact of such tariffs. However, there is no guarantee that we will be able to avoid some or all of any new, or additional tariffs. Should we be unable to avoid such additional costs, our gross margin on these products likely would be severely impacted. This could cause us to terminate or alter certain customer/supplier relationships.

TECHNOLOGIES

We believe that over time, several newer technologies and features may have a greater impact on the market for our traditional pneumatic tool offerings than currently exists. The impact of this evolution has been felt initially by the advent of advanced cordless, or battery-powered hand tools, particularly in the automotive aftermarket or in the retail sector. We continue to perform a cost-benefit analysis of developing or incorporating more advanced technologies in our tool platforms.

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RESULTS OF OPERATIONS

REVENUE

During the third quarter of 2020, many of our product lines were adversely affected by the global COVID-19 pandemic, which continues to result in greatly reduced orders and revenue for the three and nine-month periods ended September 30, 2020.

The tables below provide an analysis of our net revenue for the three and nine-month periods ended September 30, 2020 and 2019:

Consolidated

	Three months ended September 30,
			Decrease
	2020	2019	$	%
Florida Pneumatic	$9,681,000	$10,951,000	$(1,270,000)	(11.6)%
Hy-Tech	2,725,000	3,825,000	(1,100,000)	(28.8)
Consolidated	$12,406,000	$14,776,000	$(2,370,000)	(16.0)%

	Nine months ended September 30,
			Decrease
	2020	2019	$	%
Florida Pneumatic	$28,351,000	$32,177,000	$(3,826,000)	(11.9)%
Hy-Tech	8,925,000	11,719,000	(2,794,000)	(23.8)
Consolidated	$37,276,000	$43,896,000	$(6,620,000)	(15.1)%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Automotive, Retail, Aerospace and Industrial. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended September 30,
	2020		2019		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail	$3,718,000	38.4%	$3,240,000	29.5%	$478,000	14.8%
Automotive	3,530,000	36.5	3,293,000	30.1	237,000	7.2
Industrial	1,044,000	10.8	1,301,000	11.9	(257,000)	(19.8)
Aerospace	1,268,000	13.1	2,977,000	27.2	(1,709,000)	(57.4)
Other	121,000	1.2	140,000	1.3	(19,000)	(13.6)
Total	$9,681,000	100.0%	$10,951,000	100.0%	$(1,270,000)	(11.6)%

Revenue from our Aerospace line incurred the largest decline this quarter compared to the same period a year ago. The continued grounding and minimal production of Boeing’s 737 MAX aircraft and reduced production of other Boeing aircraft was the major factor driving this decline. Additionally, we believe that the COVID-19 pandemic has forced many of our other aircraft customers, both commercial and military, to greatly reduce production. It is unclear when the Federal Aviation Administration will permit the 737 MAX aircraft to begin flights in the United States. Until such time, it is likely that Boeing will continue its production halt of this aircraft. Again, driven by the business interruption caused by COVID-19, which has, among other things, effectively eliminated business travel, our Industrial revenue declined. Also contributing to the decline this quarter compared to the same three-month period in 2019, has been the ongoing sluggishness in the oil and gas sector. Partially offsetting the above revenue declines were increases in our Retail and Automotive product lines. Specifically, Retail revenue this quarter, compared to the same period in 2019, increased 14.8%. This improvement was driven by increased sales of our pneumatic spray guns to The Home Depot, and to a lesser degree increased sales of various other pneumatic hand tools. Automotive revenue also improved this quarter, as sales of the AIRCAT brand increased, in turn offsetting the loss of a major distributor earlier this year and a slight decline in sales at our United Kingdom (“U.K.”) operations.

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	Nine months ended September 30,
	2020		2019		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail	$9,569,000	33.8%	$9,379,000	29.2%	$190,000	2.0%
Automotive	9,690,000	34.2	10,916,000	33.9	(1,226,000)	(11.2)
Industrial	2,383,000	8.4	3,887,000	12.0	(1,504,000)	(38.7)
Aerospace	6,341,000	22.4	7,530,000	23.4	(1,189,000)	(15.8)
Other	368,000	1.2	465,000	1.5	(97,000)	(20.9)
Total	$28,351,000	100.0%	$32,177,000	100.0%	$(3,826,000)	(11.9)%

The decline in Florida Pneumatic’s fiscal 2020 year-to-date revenue of 11.9%, compared to the same period in 2019, is due to similar factors that drove Florida Pneumatic’s third quarter’s results. Specifically, the year-to-date decline in Aerospace revenue was due to Boeing being forced to ground its 737 MAX aircraft, which in turn has caused them to halt production, compounded by sluggishness in production throughout the aircraft markets, which we believe to be the result of the pandemic. Our Industrial product line has also been adversely affected by the business interruptions caused by COVID-19. Minimal travel permitted during the nine-month period ended September 30, 2020, has resulted in little to no direct interaction with current or prospective customers. Automotive revenue for the first nine months of 2020 has been mixed. The first nine months saw lower sales in 2020, compared to the same period in 2019, due primarily to the loss of a major distributor and weak second quarter 2020 sales for our U.K. operations. After an increase in Retail revenue during the first quarter of 2020, the pandemic adversely affected revenue during the second quarter, then improved again during the third quarter, as the need for spray guns (used to apply anti-viral and anti-bacterial solution) and other pneumatic tools grew. Orders from Boeing, a major Jiffy customer and other aircraft industry customers began to slow in late first quarter and has continued to date. The issues at Boeing relating to the 737 MAX and other civilian aircraft, are the cause for decline. However, we believe that to the extent that production of the 737 MAX resumes order levels should improve.

 Hy-Tech

Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP and ATSCO which are categorized as ATP for reporting purposes. In addition to Engineered Solutions, products and components manufactured for other companies under their brands are included in the OEM category in the table below. Power Transmission Group (“PTG”) revenue is comprised of products manufactured and sold by the gear businesses that were acquired in October 2019, products sold through Hy-Tech’s legacy gear manufacturing division and products sold to a certain customer whose revenue was included in OEM in 2019. NUMATX, Thaxton and other peripheral product lines, such as general machining, are reported as Other.

	Three months ended September 30,
	2020		2019		(Decrease) increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$624,000	22.9%	$1,375,000	35.9%	$(751,000)	(54.6)%
OEM	872,000	32.0	1,946,000	50.9	(1,074,000)	(55.2)
PTG	1,027,000	37.7	322,000	8.4	705,000	218.9
Other	202,000	7.4	182,000	4.8	20,000	11.0
Total	$2,725,000	100.0%	$3,825,000	100.0%	$(1,100,000)	(28.8)%

In addition to the negative impact on all lines of business at P&F caused by the global COVID-19 pandemic, our OEM revenue was adversely affected by significant declines in orders during the third quarter of 2020, compared to the same period in 2019, from a major customer that services the aerospace market, which as discussed earlier, has encountered weak demand for new aircraft. Additionally, two major customers, who in turn sell product to the oil and gas and general industrial sectors, placed little to no new orders during the third quarter 2020. The oil and gas sector in the United States has been hindered for several months by the downward pricing pressure caused by among other things, excess supply and ripple effects from the pandemic. This is evidenced by the significant decline in drilling rigs, which is a metric that we monitor. According to Baker Hughes Inc. the number of rotary rigs running were 261 at September 25, 2020, compared to 860 at September 27, 2019. As a result, our ATP revenue continues to struggle. Until such time when the market price of oil attains levels where it is profitable for oil and gas producing companies to substantially resume operations, we believe the market will remain depressed.

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The growth in PTG revenue was driven by the gear businesses acquired in fourth quarter of 2019.

	Nine months ended September 30,
	2020		2019		(Decrease) increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,254,000	25.2%	$5,160,000	44.0%	$(2,906,000)	(56.3)%
OEM	3,513,000	39.4	5,032,000	43.0	(1,519,000)	(30.2)
PTG	2,783,000	31.2	904,000	7.7	1,879,000	207.9
Other	375,000	4.2	623,000	5.3	(248,000)	(39.8)
Total	$8,925,000	100.0%	$11,719,000	100.0%	$(2,794,000)	(23.8)%

The decline in Hy-Tech’s total net revenue for the nine-month period ended September 30, 2020, compared to the same period in 2019, was primarily due to among other factors, the global COVID-19 pandemic, the severe downturn of the oil and gas market, and certain key customers currently in over-stock positions that are hesitant to expand their inventory levels. Additionally, during the first quarter of 2020, as the market for our ATP lines began to encounter the effects of the decline in demand in the oil and gas exploration sector, we made a decision to focus a greater portion of our marketing and product development efforts to our Engineered Solutions products offering. We believe the development of the Engineered Solutions offering will continue to provide Hy-Tech an opportunity to generate additional sources of revenue in the future. Further, the transition and relocation from Illinois to our facilities in Pennsylvania of the gears businesses acquired in late October 2019 continued through April 2020, resulting in lower than projected PTG revenue and profits during the first third of this year. The process of relocating the equipment and the set-up of general operations was completed during the second quarter. As such, we believe that as travel and other restrictions are removed, PTG revenue should grow.

GROSS MARGIN/PROFIT

	Three months ended September 30,		Decrease
	2020	2019	Amount		%
Florida Pneumatic	$3,291,000	$4,436,000	$(1,145,000)		(25.8)%
As percent of respective revenue	34.0%	40.5%	(6.5)%	pts
Hy-Tech	$232,000	$913,000	$(681,000)		(74.6)
As percent of respective revenue	8.5%	23.9%	(15.4)%	pts
Total	$3,523,000	$5,349,000	$(1,826,000)		(34.1)%
As percent of respective revenue	28.4%	36.2%	(7.8)%	pts

Factors contributing to the 6.5 percentage point decline in Florida Pneumatic’s gross margin this quarter, compared to the same three-month period ended September 30, 2019, was driven primarily by the decline in higher gross margin Aerospace and Industrial sales. In addition, the reduction in Jiffy revenue, as discussed above, caused a reduction in production, which in turn caused manufacturing absorption of fixed overhead to decline, further eroding average margins. While Retail revenue improved, these sales generate gross margins lower than other product lines. Thus, while gross profit increased, Florida Pneumatic’s gross margins decreased. Lastly, Florida Pneumatics’ operations in the U.K. encountered lower gross margin this quarter, due primarily lower volume and product mix. The decline in Hy-Tech’s gross margin was driven by the decline in manufacturing overhead absorption. When comparing the three-month periods ended September 30, 2020 and 2019, total machine hours declined by approximately 55%. This weak activity was caused primarily by the COVID-19 global pandemic. Additionally, Hy-Tech’s total gross margins were impacted by the general mix of products sold during the quarter.

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	Nine months ended September 30,		Decrease
	2020	2019	Amount		%
Florida Pneumatic	$10,274,000	$12,628,000	$(2,354,000)		(18.6)%
As percent of respective revenue	36.2%	39.2%	(3.0)%	pts
Hy-Tech	$779,000	$3,510,000	$(2,731,000)		(77.8)
As percent of respective revenue	8.7%	30.0%	(21.3)%	pts
Total	$11,053,000	$16,138,000	$(5,085,000)		(31.5)%
As percent of respective revenue	29.7%	36.8%	(7.1)%	pts

Significant factors causing the 3.0 percentage point decline in Florida Pneumatic’s gross margin are: i) lower sales of its higher gross margin Aerospace and Industrial products lines, discussed above; ii) weaker manufacturing overhead absorption at Jiffy, and iii) improved Retail revenue, which tends to generate lower gross margin. With respect to the change in Hy-Tech’s year-to-date gross margin in 2020, compared to the same period in 2019, in addition to the factors discussed above, during the first two quarters of fiscal 2020 Hy-Tech’s gross margin was impacted by lower than expected gross margin on the sale of PTG products due primarily to start-up issues in the new facility during the first two quarters of 2020, increased duty charged on certain imported parts, increases in costs incurred from outside vendors for certain manufacturing processes, an unfavorable physical inventory adjustment recorded in the second quarter; and an increase in charges relating to obsolete, slow moving inventory (“OSMI”) also during the second quarter.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the third quarter of 2020, our SG&A was $4,673,000, compared to $5,208,000 incurred during the third quarter of 2019. A significant factor contributing to the decrease was a reduction of approximately $329,000 of compensation expenses, which is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits. A reduction in accrued performance-based bonus incentives was the bulk of the savings. Additionally, we reduced our variable expenses $113,000. Variable expenses include among other things, commissions, freight out, travel, advertising, shipping supplies and warranty costs. Lastly, professional services declined $55,000.

SG&A for the nine-month period ended September 30, 2020 declined $947,000 to $14,983,000 from $15,930,000. Significant items driving this net decrease were a reduction of $752,000 in compensation expenses, due to lower accrued performance bonus and staffing reductions, and variable expenses declined $722,000, driven by lower sales volume, which in turn created lower commissions, freight out, warranty costs and travel. The above being partially offset by increased costs of approximately $477,000 incurred during the first six months of 2020 in connection with the relocation and transition to our new Punxsutawney, PA facility of the gear businesses that we acquired in late 2019.

GOODWILL AND INTANGIBLE ASSETS IMPARMENT

During the second quarter of 2020, we recorded goodwill and intangible asset impairment charges totaling $1,612,000, with $284,000 related to goodwill and $1,328,000 related to customer relationships, patents and trade name. There was no impairment of intangible assets during the third quarter of 2020.

OTHER INCOME

Other income for the current quarter and year to date consists of a grant received at our United Kingdom operation from Her Majesty’s Government, which is not required to be repaid.

INTEREST

	Three months ended September 30,		Increase
	2020	2019	Amount	%
Interest expense attributable to:
Short-term borrowings	$12,000	$11,000	$1,000	9.1%
PPP loan	5,000	---	5,000	NA
Amortization expense of debt issue costs	4,000	2,000	2,000	100.0

Total	$21,000	$13,000	$8,000	61.5%

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	Nine months ended September 30,		Increase (decrease)
	2020	2019	Amount	%
Interest expense attributable to:
Short-term borrowings	$95,000	$117,000	$(22,000)	(18.8)%
PPP loan	11,000	---	11,000	NA
Term loans	---	9,000	(9,000)	(100.0)
Amortization expense of debt issue costs	12,000	18,000	(6,000)	(33.3)

Total	$118,000	$144,000	$(26,000)	(18.1)%

The Applicable Margin, as defined in our Credit Agreement was the same during the three-month periods ended September 30, 2020 and 2019.

The average balance of short-term borrowings during the three and nine-month periods ended September 30, 2020, were $2,261,000 and $4,615,000, compared to $1,195,000 and $3,774,000, during the same periods in the prior year.

In late April 2020, we borrowed approximately $2.9 million from BNB Bank as provided under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The PPP Loan accrues interest at a rate of 1.0% per annum. Pursuant to the Flexibility Act, interest on any unforgiven amount is deferred until the forgiveness determination is made by the SBA.

During the six-month period ended June 30, 2019, a term loan existed. This term loan was fully paid off in June 2019. Debt issue costs incurred in connection with recent bank amendments are being amortized through February 2024, were lower than the costs associated with the previous amendments.

INCOME TAXES

On March 27, 2020 the CARES Act was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitation and technical corrections to tax depreciation methods for qualified improvement property.

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, our effective tax rate for the three and nine-month periods ended September 30, 2020 were a tax benefit of 28.2% and 29.3%, respectively, compared to tax benefit of 6.3% and a tax expense of 26.4% for the three and nine-month periods ended September 30, 2019, respectively. Included in the nine-month period ended September 30, 2020 is also consideration for net operating loss carrybacks under the CARES Act. The effective tax rates for all periods presented were impacted primarily by state taxes, and non-deductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows, existing working capital and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	September 30, 2020	December 31, 2019
Working capital	$20,997,000	$22,115,000
Current ratio	3.15 to 1	2.85 to 1
Shareholders’ equity	$42,368,000	$46,506,000

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Credit facility

Our Credit Facility will be discussed in our Form 10-Q for the three-month period ended September 30, 2020, which we expect to file on a timely basis with the Securities and Exchange Commission.

Payroll Protection Program Loan

On April 20, 2020, we received a $2.9 million PPP Loan, as provided pursuant to the CARES Act. This loan obtained from BNB Bank is unsecured and is guaranteed by the SBA.

Cash flows

During the nine-month period ended September 30, 2020; our net cash increased to $908,000 from $380,000 at December 31, 2019. Our total bank debt, which includes borrowings under the CARES Act, at September 30, 2020 was $5,262,000 compared to $5,648,000 at December 31, 2019. The total debt to total book capitalization (total debt divided by total debt plus equity); at September 30, 2020 was 11.0% compared to 10.8% at December 31, 2019.

At September 30, 2020, our short-term or Revolver borrowing was $2,333,000 compared to $5,648,000, at December 31, 2019. Additionally, at September 30, 2020 and December 31, 2019, there was approximately $11,800,000 and $9,200,000, respectively, available to us under its Revolver arrangement.

During the nine-month period ended September 30, 2020, we used $956,000 for capital expenditures, compared to $1,240,000 during the same period in the prior year. Capital expenditures for the balance of 2020 is expected to be approximately $100,000, some of which may be financed through our credit facilities with Capital One Bank or financed through independent third-party financial institutions. The remaining 2020 capital expenditures will likely be for machinery and equipment, tooling, and computer hardware and software.

Customer concentration

At September 30, 2020 and December 31, 2019, accounts receivable from The Home Depot was 39.2% and 27.2%, respectively, of our total accounts receivable. Additionally, revenue from The Home Depot during the three and nine-month periods ended September 30, 2020 and 2019 were 30.0% and 25.7%, and 21.8% and 20.8%, respectively, of our total revenue. There was no other customer that accounted for more than 10% of our consolidated revenue during the three and nine-month periods ended September 30, 2020 and 2019.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for November 12, 2020, at 11:00 A.M., Eastern Time, to discuss its third quarter of 2020’s results and financial condition. Investors and other interested parties who wish to listen to or participate can call 1-800-353-6461. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about November 13, 2020.

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FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2020 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Risks related to the global outbreak of COVID-19 and other public health crises;
•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas;
•	Importation delays;
•	Risks associated with Brexit;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty, and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

9

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	September 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
Assets
Cash	$908	$380
Accounts receivable - net	8,547	9,313
Inventories	19,465	22,882
Prepaid expenses and other current assets	1,836	1,497

Total current assets	30,756	34,072

Net property and equipment	9,702	10,109
Goodwill	4,438	4,726
Other intangible assets - net	6,367	8,259
Deferred income taxes - net	989	216
Right-of-use assets – operating leases	3,460	3,859
Other assets – net	321	502
Total assets	$56,033	$61,743

Liabilities and Shareholders’ Equity
Short-term borrowings	$2,333	$5,648
Accounts payable	2,551	1,843
Accrued compensation and benefits	830	2,019
Accrued other liabilities	1,396	1,568
Current maturities of long-term debt (PPP loan)	1,804	-
Current leased liabilities – operating leases	845	879

Total current liabilities	9,759	11,957

Noncurrent leased liabilities – operating leases	2,646	3,070
Long-term debt, less current maturities (PPP loan)	1,125	-
Other liabilities	135	210

Total liabilities	13,665	15,237

Total shareholders' equity	42,368	46,506

Total liabilities and shareholders' equity	$56,033	$61,743

10

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In Thousand $)	2020	2019	2020	2019

Net revenue	$12,406	$14,776	$37,276	$43,896
Cost of sales	8,883	9,427	26,223	27,758
Gross profit	3,523	5,349	11,053	16,138
Selling, general and administrative expenses	4,673	5,208	14,983	15,930
Impairment of goodwill and other intangible assets	-	-	1,612	-
Operating (loss) income	(1,150)	141	(5,542)	208
Loss (gain) on sale of property and equipment	22	-	22	(7,817)
Other income	-	-	(31)	-
Interest expense	21	13	118	144
(Loss) income before income taxes	(1,193)	128	(5,651)	7,881
Income tax (benefit) expense	(336)	(8)	(1,655)	2,083
Net (loss) income	$(857)	$136	$(3,996)	$5,798

P&F INDUSTRIES INC. AND SUBSIDIARIES

(LOSS) EARNINGS PER SHARE (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Basic (loss) earnings per share	$(0.27)	$0.04	$(1.27)	$1.80
Diluted (loss )earnings per share	$(0.27)	$0.04	$(1.27)	$1.76

11

P&F INDUSTRIES, INC. AND SUBSIDIARIES	Nine months
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)	ended September 30,
(In Thousands $)	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(3,996)	$5,798

Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:

Non-cash and other charges:
Depreciation and amortization	1,339	1,148
Amortization of other intangible assets	544	514
Rent expense from leased obligations	675	363
Amortization of debt issue costs	12	18
Amortization of consideration payable to a customer	202	202
Provision for (recovery) of losses on accounts receivable	47	(60)
Stock-based compensation	39	89
Loss on sale of fixed assets	22	-
Gain on sale of property and equipment	-	(7,817)
Restricted stock-based compensation	33	39
Deferred income taxes	(771)	332
Gain on lease obligation settlement	(31)	-
Impairment of goodwill and other intangible assets	1,612	-
Changes in operating assets and liabilities:
Accounts receivable	712	25
Inventories	3,384	(2,771)
Prepaid expenses and other current assets	(341)	(314)
Other assets	(32)	(1)
Accounts payable	708	600
Accrued compensation and benefits	(1,190)	(594)
Accrued other liabilities and other current liabilities	(239)	607
Payments on lease liabilities	(702)	(383)
Other liabilities	(2)	(16)
Total adjustments	6,021	(8,019)
Net cash provided by (used in) operating activities	2,025	(2,221)

12

P&F INDUSTRIES, INC. AND SUBSIDIARIES	Nine months
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)	ended September 30,
(In Thousands $)	2020	2019

Capital expenditures	$(956)	$(1,240)
Proceeds from disposal of property and equipment	1	8,767
Net cash (used in) provided by investing activities	(955)	7,527

Cash Flows from Financing Activities:
Dividend payments	(157)	(474)
Proceeds from exercise of stock options	3	—
Purchase of Class A common stock	—	(3,518)
Net payments relating to short-term borrowings	(3,314)	(307)
Payment of contingent consideration	—	(692)
Repayments of long-term debt	—	(453)
Bank finance costs	—	(33)
Proceeds from PPP loan	2,929	—
Net cash used in financing activities	(539)	(5,477)

Effect of exchange rate changes on cash	(3)	(19)
Net increase (decrease) in cash	528	(190)
Cash at beginning of period	380	999
Cash at end of period	$908	$809

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$109	$135
Income taxes	$26	$1,341
Cash paid for amounts included in the measurement of operating lease liabilities	$5	$26

Non-cash information:
Right of Use (“ROU”) assets recognized for new operating lease liabilities	$140	$2,500
Operating lease liability related to ROU assets recognized upon adoption of ASC 842	$—	$418

13

P & F INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITIDA) - EARNINGS BEFORE INTEREST, TAXES, IMPAIRMENT, DEPRECIATION, AND AMORTIZATION
(UNAUDITED)

(In Thousands $)	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(857)	$136	$(3,996)	$5,798
Add:
Depreciation and amortization	616	544	1,883	1,662
Impairment charges	-	-	1,612	-
Interest expense	21	13	118	144
Income tax (benefit) expense	(336)	(8)	(1,655)	2,083
	301	549	1,958	3,889

EBITIDA (1)	$(556)	$685	$(2,038)	$9,687

(1)	The Company discloses a tabular comparison of EBITIDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITIDA provides greater insight into the Company’s results of operations for the periods presented. EBITIDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

### End ###

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